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                             [SYSTEMED LETTERHEAD]


                                                                  Exhibit 10.20

September 29, 1995

Mr. Samuel L. Westover
[Home address deleted]

Re:   Change of Control Severance Agreement

Dear Sam:

The purpose of this letter agreement ("Agreement") is to set forth in full the terms of a severance arrangement between you and Systemed Inc. (The "Company"). This Agreement will be effective as of July 31, 1995 and shall fully supersede any other prior actual or alleged oral, written and/or implied agreements between you and the Company governing the termination of your employment on or after a Change of Control.

If, within three years following a Change of Control, your employment by the Company or any subsidiary or successor of the Company is subject to an Involuntary Termination, then the Company will pay you 2.00 times your Annual Base Compensation within fifteen days after the date of your Involuntary Termination.

For purposes of this Agreement, "Annual Base Compensation" as determined on the date of your Involuntary Termination, shall be equal to the greater of (a) your annual base salary and target bonus on the date of the Change of Control, or
(b) your annual base salary and target bonus on the date of your Involuntary Termination.

"Change of Control" shall have the same meaning as "Terminating Transaction" under the Systemed Inc. 1993 Employee Stock Option Plan, as amended from time to time.

"Involuntary Termination" shall mean a termination of your employment: (a) by your discharge by the Company for any reason other than for Cause or (b) by your resignation within six months of one of the following events: (i) any reduction in annual base salary or target bonus you were receiving immediately prior to the date on which a Change of Control occurred; (ii) any significant reduction in the nature or scope of your duties and responsibilities from those applicable to you immediately prior to the date on which a Change of Control occurred; or (iii) any change in the location of your principal place of employment by the Company (including its subsidiaries) by more than 20 miles from the location where you were principally employed immediately prior to the date on which a Change of Control occurred.


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                             [SYSTEMED LETTERHEAD]

Mr. Samuel L. Westover
September 29, 1995
Page 2

"Cause" shall mean (a) your conviction by a court of competent jurisdiction or entry of a plea of nolo contendere for an act constituting a misdemeanor involving moral turpitude or a felony, or (b) your commission of any act of fraud, embezzlement, gross negligence, willful misconduct, or dishonesty towards the Company.

You shall be entitled to no severance payment under this Agreement in the event that your employment is terminated for Cause.

You and the Company agree that you shall not be entitled to receive any severance payment under this Agreement which constitutes an "excess parachute payment" within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), and any regulations thereunder. If the independent accountants acting as auditors for the Company on the date of a Change of Control (or another accounting firm designated by the Company and acceptable to you) determine that a payment under this Agreement constitutes an "excess parachute payment," the payment shall be reduced to the maximum which may be paid without the payment being an "excess parachute payment."

If, for any reason, the aggregate amount of "parachute payments" under Section 280G of the Code which are payable to you under this Agreement and any other plan or program of the Company is later determined to exceed the maximum amount you are entitled to receive without incurring liability under Section 280G of the Code, then the portion of the amount paid to you pursuant to this Agreement which causes you to exceed the maximum amount you are entitled to receive without liability under Section 280G shall be treated for all purposes as a loan to you which you shall repay to the Company together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code.

This agreement shall be binding upon and inure to the benefit of the Company, its successors and assigns (including, without limitation, any company into or with which the Company may merge or consolidate). The Company agrees that it will not affect the sale or other disposition of all, or substantially all, of its assets under either (a) the person or entity acquiring the assets or a substantial portion of the assets shall expressly assume by an instrument in writing all duties and obligations of the Company under this Agreement, or (b) the Company shall provide, for the establishment of a separate trust for the payment in full of all amounts which are or may reasonably be expected to become payable to you under this Agreement.

This agreement is entered into under, and shall be governed for all purposes by, the laws of the State of Delaware. No modification or amendment of this Agreement shall be effective unless it is made in a written document executed by you and the Company.
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[SYSTEMED LETTERHEAD]

Mr. Samuel L. Westover
September 29, 1995
Page 3

The term of this Agreement shall be three years and it shall expire without further action of either party on July 31, 1998. Neither party shall have an obligation to renew, extend or negotiate a new agreement after the expiration of this Agreement.

Please confirm your agreement of the foregoing by executing this Agreement in the space provided for your signature and returning the executed copy to me.

Very truly yours,

SYSTEMED INC.

By: /s/ J. Roberts Fosberg
   -----------------------------
    J. Roberts Fosberg
    Chairman of the Board of Directors



THE ABOVE TERMS AND CONDITIONS ARE HEREBY
ACCEPTED.


By: /s/ Samuel L. Westover
   -----------------------------
    Samuel L. Westover